Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made ___________, 2010, by and between Left Behind Games Inc., a Washington corporation (the “Company”), and Peter Fokos (the “Executive”).

WHEREAS, the Company wishes to employ the Executive pursuant to the terms and conditions of this Agreement and Executive wishes to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.  The Company will employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date hereof and ending as provided in Section 5 (the “Employment Period”).

2. Position and Duties.  During the Employment Period, Executive will serve as the Chief Technology Officer, Vice President and Creative Director of Digital Praise, Inc., a Subsidiary of the Company, and render such managerial, supervisory and other executive services to the Company and its Subsidiaries as are from time to time necessary in connection with the management and affairs of the Company and its Subsidiaries, in each case subject to the authority of the Board of Director of the Company (the “Board”).  Executive will devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.  Executive will report directly to the President of Digital Praise, Inc.  Executive will perform his duties and responsibilities to the best of his abilities.

3. Salary and Benefits.

(a) Salary.  Unless otherwise agreed by the Executive and the Company, during the Employment Period, the Company will pay Executive an amount equal to $125,000 per annum (as in effect from time to time, the “Salary”) as compensation for services.  Effective on each anniversary of the term of this Agreement, the Salary will increase by an amount equal to 5% of the annual amount of the Salary in effect immediately prior to such increase; provided in each case the Board has made the determination that the financial performance of the Company can support such an increase.  The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries.

(b) Benefits.  During the Employment Period, the Company shall provide Executive with family health and dental, life, long-term disability and Directors’ and Officers’ liability insurance and other benefits offered under such plans as the Board may establish or maintain from time to time for senior executive officers of the Company and its Subsidiaries (collectively, the “Benefits”).  Executive shall be entitled to four weeks of paid vacation each year.  However, vacation accrual shall be subject to a maximum accrual amount of seven weeks and in the event Executive’s accrued but unused vacation exceeds seven weeks, Executive shall earn no additional vacation unless and until Executive takes sufficient time off to bring the accrued but unused balance below the seven week cap.  Executive shall also be entitled to a $1,000 per month expense allowance.

(c) Reimbursement of Expenses.  During the Employment Period, the Company will reimburse Executive for all reasonable out-of-pocket expenses necessarily incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.  Reimbursement by the Company for such expenses will be subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d) Signing Bonus.  Upon the execution of this Agreement by the Company and Executive, the Company shall pay Executive $30,000 as a signing bonus.

(e) Equity Award.  As soon as practicable after execution of this Agreement, Executive will be granted by the board of directors of the Company an incentive stock option under the Company’s then in effect stock option plan (the “Plan”) to purchase 30,000,000 shares of Common Stock of the Company at an exercise price per share equal to the fair market value of a share of the Company’s Common Stock on the date of the grant as determined by the Board with the application of a reasonable valuation method in accordance with Section 409A (as defined below) (the “Option”).  The Option will vest in equal monthly installments over the three year term of this Agreement, and shall be subject to the terms and conditions of the Plan and the stock option agreement provided pursuant to the Plan.

4.  Performance Bonuses.

(a)  Quarterly Bonuses.  Not later than 15 days after the end of each calendar quarter during the term of this Agreement, the Board of Directors of the Company shall consider comments from Executive’s direct-report as well as use the following guidelines in determining bonuses for Executive up to $225,000 annually:

(i) Project completion bonuses; a minimum of $6,250 quarterly ($25,000 annually) and maximum of $25,00 quarterly ($100,000 annually). Factors to consider shall include:

(A) percentage of various projects completed during each quarterly period; and

(B) projects, products or milestones completed, shipped or launched in each quarterly period.

(ii) Performance bonuses; up to $31,250 quarterly ($125,000 annually). Factors to consider shall include:

(A) unit sales goals;

(B) performance reviews; and

(C) Company valuation.

(b)  Deferred Payment of Bonuses.  It is understood that in the event the Company experiences losses or uncertain circumstances, compensation of all executives may be affected accordingly. In such event, bonuses shall still be calculated and booked as ‘earned’, even in the event they are paid at some time in the future.

5. Termination.

(a)  The Employment Period will commence on the date hereof and will continue until the earlier of: (i) the third anniversary of the date hereof; (ii) Executive’s resignation, death or Permanent Disability; or (iii) the giving of notice of termination by the Company or a majority of the members of the Board (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii) (B) being a termination by the Company without Cause).  For the purposes of this Agreement, “Cause” shall mean (a) conviction of, or a plea of guilty or no-contest or similar plea with respect to, a felony or the commission of any act or omission involving actual fraud or embezzlement with respect to the Company or any of its Subsidiaries, (b) willful misconduct or breach of fiduciary duty with respect to the Company or any of its Subsidiaries or (c) material breach of Section 2 of this Agreement (provided, that to the extent a material breach of Section 2 of this Agreement may be cured, Executive shall have 20 business days to cure such breach from the date on which the Board delivers written notice to Executive reasonably identifying such breach).  As used herein, “Permanent Disability” shall mean that Executive has: (i) been unable to substantially perform his duties under this Agreement for a period of not less than three of the last six months as a result of his incapacity due to physical or mental illness; or (ii) has been determined by a physician chosen by the Company to be unable to substantially perform his duties under this Agreement.

(b) In the event of Executive’s resignation (other than within 30 days of a Good Reason Event), death, Permanent Disability or other incapacity or the termination of the Employment Period for Cause, Executive will not be entitled to receive his Salary or any fringe benefits or Bonus for periods after the termination of the Employment Period but, in the case of death, Permanent Disability or other incapacity, Executive will be entitled to receive a pro rata portion of his Bonus for the period during which Executive was employed by the Company at the time the Bonus would normally be paid and based upon the Company’s actual performance for the relevant fiscal year.  In the event the Employment Period is terminated by the Company without Cause, or by Executive within 30 days after a Good Reason Event, then so long as Executive continues to comply with Section 6, Executive shall be entitled to receive (i) severance payments in an aggregate amount equal to the greater of (A) remaining term of this Agreement or (B) one year (the greater of (A) or (B), the “Severance Period”), based on the Salary in effect at the time the Employment Period is terminated to the maximum extent possible without triggering excise taxes or limiting deductibility of the payment pursuant to Internal Revenue Code §280G, (ii) Benefits at the same level and on the same terms as they are provided from time to time to the Company’s senior management employees, for the Severance Period, and (iii) 100% acceleration of the vesting of any options granted by the Company to Executive to acquire capital stock of the Company, including, without limitation, the Option.  Any such severance payments pursuant to clause (i) will be paid in equal monthly installments; provided, that Executive shall be required to sign a release of all then existing claims against the Company and its Subsidiaries and their respective officers, directors, members, shareholders, employees and Affiliates (as defined below) as a condition to receiving such payments and benefits.

6. Confidential Information.  Executive acknowledges that the information, observations and data that have been or may be obtained by him during his employment relationship with, or through his involvement as a shareholder or director of, the Company or any Subsidiary or predecessor thereof (each of the Company, any Subsidiary or Affiliate or any such Affiliate predecessor being a “LBG Company”), prior to and after the date of this Agreement concerning the business or affairs of the LBG Companies (collectively, “Confidential Information”) are and will be the property of the LBG Companies.  Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for the account of himself or any other Person any Confidential Information without the prior written consent of the Company (by the action of the Board), unless and to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s improper acts or omissions to act, or is required to be disclosed by law.  Executive will deliver or cause to be delivered to the Company at the termination of the Employment Period, or at any other time the Company or any of its predecessors or Subsidiaries may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any LBG Company which he may then possess or have under his control.

7. Enforcement.  Because Executive’s services are unique and because Executive has access to information of the type described in Section 6, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 6.  Therefore, in the event of a breach of Section 6, any LBG Company may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 6.  The provisions of Section 6 are intended to be for the benefit of each LBG Company and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Company) is an express third-party beneficiary of such provisions and this Agreement generally.  Section 6 and this Section 7 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

8. Incentive Compensation Plans.  Executive shall be entitled to participate in any and all incentive compensation plans.

9. Other Representations and Warranties of Executive.  Executive represents and warrants to the Company and its Subsidiaries as follows:

(a) Other Agreements.  Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person which would materially and adversely affect his performance under this Agreement.

(b) Authorization.  This Agreement when executed and delivered shall constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

10. Survival of Representations and Warranties.  All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

11. Certain Definitions.  When used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

“Good Reason Event” means, during the Employment Period, (i) a substantial diminution in Executive’s professional responsibilities, (ii) the Company’s failure to timely pay any amounts due to Executive hereunder or a significant reduction in the Salary or in the aggregate of the Benefits, services, perquisites, and amenities which Executive was theretofore receiving, (iii) a change in Executive’s work location that increases the regular one-way commute distance between Executive’s residence and work location prior to such change by more than thirty (30) miles, (iv) any action or inaction that constitutes a material breach of this Agreement by the Company.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.  Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of the Company.

12. Key-Man Life Insurance.  Executive agrees to submit to any requested physical examination in connection with the Company’s or any Subsidiary’s purchase of a “key-man” insurance policy.  Executive agrees that, to the extent that he qualifies as overtime exempt, to cooperate fully in connection with the underwriting, purchase and/or retention of a key-man insurance policy by the Company or any of its Subsidiaries.

13. Miscellaneous.

(a) Notices.  All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested on the date set forth in the records of such delivery service or on the third day after so deposited in the United States mail, in each case, addressed as follows:

If to the Company:
Troy A. Lyndon
25060 Hancock Avenue
Suite 103, Box 110
Murrieta, CA 92562
Telephone: (951) 894-6597

Copy to:
Virginia K. Sourlis, Esq.
The Sourlis Law Firm
214 Broad Street
Red Bank, NJ 07701
Telephone: (732) 530-9007
Fax: (732) 530-9008

If to the Executive:

Peter Fokos
34598 Shenandoah Place
Fremont, CA 94555

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is executed by the Company (with the approval of the Board) and Executive.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c) Severability.  Without limiting Section 7, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in that jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(d) Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

(e) Successors and Assigns.  This Agreement will bind and inure to the benefit of and be enforceable by the Company, Executive and their respective successors and assigns; provided that Executive may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Company.

(f) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which may be an electronically transmitted copy which shall be deemed an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g) Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h) GOVERNING LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(i) Consent to Arbitration.

(A) Generally.  The arbitration procedures described in this Section 13(i) will be the sole and exclusive method of resolving and remedying disputes arising out of this Agreement, other than disputes arising out of or relating to Section 6 of this Agreement.  Except as otherwise provided in the JAMS’ Comprehensive Arbitration Rules and Procedures as in effect from time to time (the “JAMS Rules”), the arbitration procedures described in this Section 13(i) and any Final Arbitration Award (as defined below) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of California from time to time.  Disputes that are subject to arbitration under the first sentence of this Section 13(i)(A) are referred to herein as “Eligible Disputes.”

(B) Procedures.  If Executive and the Company do not amicably resolve any Eligible Dispute within thirty (30) days after delivery of a written notice by one such party to the other that an Eligible Dispute exists, then such dispute will be submitted to binding arbitration.  The arbitral proceeding will take place in Sacramento, California or such other location agreeable to Executive and the Company, before a single arbitrator experienced in matters of the type involved in the dispute (the “Arbitrator”) and selected in accordance with the JAMS Rules.

(C) Conduct of Arbitration.  The arbitration (including discovery) will be conducted under the JAMS Rules, as the same may be modified by any written agreement between Executive and the Company.  The Arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the Arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and Executive and the Company will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the Arbitrator is selected.  Any Final Arbitration Award will be final and binding upon Executive and the Company, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud or perjury or misconduct by the Arbitrator prejudicing the rights of Executive or the Company or to correct manifest clerical errors.

(D) Enforcement.  A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Eligible Dispute.

(E) Expenses.  As part of the Final Arbitration Award, the prevailing party in any arbitration proceeding described in this Section 13(i) will be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and disbursements and other out-of-pocket costs, and the non-prevailing party also will be required to pay all other reasonable costs and expenses associated with the arbitration; provided, that (1) if the Arbitrator is unable to determine that a party is a prevailing party under JAMS Rules in any such Arbitration proceeding, then such costs and expenses will be equitably allocated by the Arbitrator upon the basis of the outcome of such arbitration proceeding, and (2) if the Arbitrator is unable to allocate such costs and expenses in such a manner, then the costs and expenses of such arbitration will be paid one-half by Executive and one-half by the Company, and each of Executive and the Company will pay the out-of-pocket expenses incurred by it.  As part of any Final Arbitration Award, the Arbitrator may designate the prevailing party for purposes of this Section 13(i).

(j) WAIVER OF JURY TRIAL.  NOTWITHSTANDING SECTION 13(i), EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

(k) Actions by the Company.  Any action, election or determination by the Board or any committee of the Board pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of the Company or any of the Company’s Subsidiaries.

(l) Section 409A.  The Company and Executive intend for this Agreement either to satisfy the requirements of Section 409A of the Code and all applicable guidance promulgated thereunder (“Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the Company and Executive hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A while best preserving the intention of the parties as evidenced by the terms set forth herein.

(m) Indemnification.  The Company hereby agrees to indemnify the Executive on the terms and subject to the conditions set forth in Exhibit A hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

LEFT BEHIND GAMES INC.

By:  _________________________

Name:  Troy A. Lyndon

Title:  Chief Executive Officer

EXECUTIVE:

________________________________

Peter Fokos

Exhibit A

Indemnification Provisions

[attached]